Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251042

PROSPECTUS SUPPLEMENT NO. 15

(to Prospectus dated December 8, 2020)

SOC Telemed, Inc.

69,280,960 Shares of Class A Common Stock
350,000 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus dated December 8, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-251042). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on November 3, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 56,780,960 shares of our Class A common stock, par value $0.0001 per share, and warrants to purchase an aggregate of 350,000 shares of Class A common stock, consisting of (i) up to 16,800,000 shares of Class A common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on July 29, 2020, October 22, 2020, and October 23, 2020; (ii) up to 4,375,000 shares of Class A common stock (the “founder shares”) issued upon consummation of our business combination with Specialists On Call, Inc. on October 30, 2020 (the “Business Combination”), in exchange for shares of our Class B common stock originally issued in a private placement to HCMC Sponsor LLC (the “Sponsor”) and subsequently distributed to the Sponsor’s members; (iii) up to 700,000 shares of Class A common stock (the “private placement shares”) originally issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members; (iv) up to 350,000 warrants to purchase shares of Class A common stock (the “private placement warrants”) originally issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members; (v) up to 350,000 shares of Class A common stock issuable upon exercise of the private placement warrants; and (vi) up to 34,555,960 shares of Class A common stock (the “closing shares”) issued in connection with the consummation of the Business Combination to SOC Holdings LLC and certain of our officers and directors who were officers and directors of Specialists On Call, Inc.

In addition, the Prospectus relates to the offer and sale of up to 12,500,000 shares of our Class A common stock that are issuable by us upon the exercise of 12,500,000 warrants (the “public warrants” and, together with the private placement warrants, the “warrants”) that were previously registered.

Our Class A common stock and warrants are listed on the Nasdaq Global Select Market under the symbols “TLMD” and “TLMDW,” respectively. On November 2, 2021, the last reported sales price of our Class A common stock was $2.26 per share and the last reported sales price of our warrants was $0.3016 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves risks.  See the section entitled “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 3, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2021

SOC TELEMED, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39160	84-3131208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (866) 483-9690

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	TLMD	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	TLMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 28, 2021, the Board of Directors of SOC Telemed, Inc. (the “Company”) approved certain strategic, operational and organizational plans to improve productivity and reduce complexity in the way the Company manages its business. In connection with these actions, the Company expects to reduce non-clinical headcount by approximately 12%. The Company also plans to downsize, vacate or close certain facilities and terminate certain contracts in connection with the restructuring plan. The Company estimates that it will incur up to $3 million in costs in connection with the restructuring, approximately $2 million for severance and termination benefits and approximately $1 million for site closures and other exit and disposal costs. These actions are expected to be substantially completed by the end of 2021. The Company estimates annualized benefits from the restructuring plan of approximately $7-9 million after calendar year 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOC Telemed, Inc.

Date: November 3, 2021	By:	/s/ Eunice Kim
	Name:	Eunice Kim
	Title:	General Counsel and Corporate Secretary

2